Exhibit 10.6

[Neurologix Letterhead]

November 8, 2007

Via Facsimile & Federal Express

ProMed Partners LP
c/o Barry Kurokawa
ProMed Management
122 East 42nd Street
Suite 2105
New York, NY  10168

Re:	Proposed Series D Stock Financing

Ladies and Gentlemen:

Reference is made to the (i) Stock and Warrant Subscription Agreement (“Subscription Agreement”), dated as of May 10, 2006, by and among Neurologix, Inc. (“Company”), General Electric Pension Trust (“GE”), DaimlerChrysler Corporation Master Retirement Trust (“DaimlerChrysler”) and certain funds managed by ProMed Asset Management LLC (collectively, “you”) and (ii) Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of the Company (“Series C Certificate”).

General.  As you know, the Company is proposing to issue and sell up to $25 million of its shares of Series D Convertible Preferred Stock, par value $0.10 per share (“Series D Stock”), substantially on the terms and conditions set forth on the term sheet (“Series D Term Sheet”) attached hereto as Annex A.  As part of the issue and sale of the Series D Stock, all of the Company’s Series C Convertible Preferred Stock, par value $0.10 per share (“Series C Stock”), held by a holder thereof who is purchasing at least the same dollar amount of Series D Stock as its initial purchase of Series C Stock, will, effective on the Series D Closing (as hereinafter defined), be automatically converted (the “Series C Conversion”) into (i) a number of shares of Series D Stock to be determined by giving effect to the weighted average anti-dilution protection afforded to the Series C Stock upon issuance of the Series D Stock and (ii) a number of shares of Series C Stock to provide additional consideration to account for the difference between the weighted average anti-dilution protection (as afforded to the Series C Stock) and full ratchet anti-dilution protection.  For your convenience, the Company has enclosed herein a sample analysis of the calculation of the Series C Conversion based on GE’s intended purchase of $5 million of Series D Stock.  Also, the Company, as a condition of its issuance of the Series D Stock, is requesting that you and the other holders of the Series C Stock consent to such issuance and to certain amendments to the Series C Certificate and to the Subscription Agreement, as more fully described herein.

This letter shall serve as our offer to you of your right to subscribe for shares of Series D Stock pursuant to the Subscription Agreement and as our solicitation of your consent to the issuance of the Series D Stock and to the amendments of the Series C Certificate and the Subscription Agreement.  The Company understands that GE intends to purchase $5 million of the Series D Stock.  The Company also understands that GE will consent to the proposed amendments to the Subscription Agreement and the Series C Certificate described herein.  The Company understands that DaimlerChrysler will not be purchasing shares of Series D Stock, but will consent to the sale of the Series D Stock and the amendments to the Subscription Agreement and the Series C Certificate.  If DaimlerChrysler gives such consent, the Company will issue to it 175,000 shares of common stock, par value $0.001 per share (“Common Stock”), at the closing (“Series D Closing”) of the sale of the Series D Stock.  If you do not elect to purchase shares of Series D Stock on the terms set forth on the Series D Term Sheet, but consent to the sale of the Series D Stock and the amendments to the Subscription Agreement and the Series C Certificate, as described herein,  the Company will issue to you 17,017 shares of Common Stock at the Series D Closing.

Right of First Refusal.  Section 3.1 of the Subscription Agreement requires the Company to offer you the opportunity to purchase shares of Series D Stock substantially on the terms and conditions set forth on the Series D Term Sheet prior to a sale of such shares and, pursuant thereto, the Company is hereby making you such offer.

Please indicate below whether you elect to purchase shares of Series D Stock and the dollar amount you wish to purchase:

☐ Yes ☒ No

$    0

We, of course, acknowledge that any binding commitment to acquire your shares of the Series D Stock is subject to the execution of definitive agreements relating thereto.

If you elect to purchase shares of Series D Stock in the same dollar amount as the dollar amount of your purchase of Series C Stock, your outstanding shares of Series C Stock will automatically be converted, upon the Series D Closing, pursuant to the Series C Conversion.

Consent to Series D Stock Issuance.  Section D(2) of the Series C Certificate requires your consent prior to the authorization, creation and issuance by the Company of the Series D Stock.  Your acknowledgment below indicates your consent to such issuance and sale, substantially on the terms set forth in the Series D Term Sheet.

Subscription Agreement Amendment.  The Company is proposing to amend certain sections of the Subscription Agreement as set forth below.

First, the Company is proposing to amend Section 3.1(a) of the Subscription Agreement so that all holders of Series C Stock and all holders of Series D Stock will be entitled to participate, pro rata, in the right of first refusal set forth therein in respect of the Offered Securities (as defined therein).  Under Section 6.2 of the Subscription Agreement, your consent is required for such an amendment.  Your acknowledgment below indicates your acceptance of the following amendment to clause (x) of Section 3.1(a) of the Subscription Agreement (the underlined portion reflecting the amended portion):

“... (x) that portion of the Offered Securities as the number of shares of Common Stock held by such Offeree (including shares then issuable upon the exercise on conversion of outstanding exercisable or convertible equity securities) bears to the number of shares of Common Stock held by all Offerees and all holders of the Company’s securities having rights pari passu with such Offerees (including shares then issuable upon the exercise on conversion of outstanding exercisable or convertible securities) (the “Basic Amount”)...”

Second, the Company is proposing to amend Section 3.1(c)(i) of the Subscription Agreement to extend  the period between the expiration of the 15-day notice period to holders of the Series C Stock of a potential stock sale and the closing of the sale from 45 days to 75 days.  Under Section 6.2 of the Subscription Agreement, your consent is required for such an amendment.  Your acknowledgment below indicates your acceptance of the following amendment to the third line of Section 3.1(c)(i) of the Subscription Agreement (the underlined portion reflecting the amended portion):

“¼Company shall have seventy five (75) days from the expiration of the fifteen (15) day period¼”

Third, the Company is proposing to amend Section 3.2(a) of the Subscription Agreement so that all holders of Series C Stock and all holders of Series D Stock will be entitled to participate, pro rata, in the right of first refusal set forth therein in respect of any equity securities of the Company (or any option, warrant or other right relating thereto) proposed to be sold by a Holder (as defined therein).  Under Section 6.2 of the Subscription Agreement, your consent is required for such an amendment.  For such amendment to become effective as to a Holder, the consent of such Holder will be required.  The Company will use reasonable efforts to obtain such consent.  Your acknowledgment below indicates your acceptance of the following amendment to the fourth sentence of Section 3.2(a) of the Subscription Agreement (the underlined portion reflecting the amended portion):

“...and the denominator of which is the aggregate number of shares of such Common Stock then held by all the Investors and all holders of the Company’s securities having rights pari passu with such Investors (including shares then issuable upon the exercise or conversion of outstanding exercisable or convertible securities).”

Fourth, the Company is proposing to amend Section 3.3 of the Subscription Agreement so that all holders of Series C Stock and all holders of Series D Stock will be treated, on a pari passu basis, in connection with any tag-along rights associated with any sale of the Company’s securities by a Holder.  Under Section 6.2 of the Subscription Agreement, your consent is required for such an amendment. For such amendment to become effective as to a Holder, the consent of such Holder will be required.  The Company will use reasonable efforts to obtain such consent.  Your acknowledgment below indicates your acceptance of the following amendment to the fourth sentence of Section 3.3 of the Subscription Agreement (the underlined portion reflecting the amended portion):

“...and the denominator of which is the aggregate number of shares of such Common Stock held by the Holder, by all of the participating Investors and by all participating holders of the Company’s securities having rights pari passu with such Investors (including shares then issuable upon the exercise or conversion of outstanding exercisable or convertible securities).”

Fifth, the Company is proposing to amend Section 3.9(a)(i)(x) of the Subscription Agreement to increase the required percentage of Registrable Securities (as defined therein) held by the Investors (as defined therein) necessary to request a Demand Registration Statement (as defined therein) from forty percent (40%) to eighty percent (80%).  Under Section 6.2 of the Subscription Agreement, your consent is required for such an amendment.  Your acknowledgment below indicates your acceptance of the following amendment to the first sentence of Section 3.9(a)(i)(x) of the Subscription Agreement (the underlined portion reflecting the amended portion):

“...upon the request of any Investor or Investors holding Registrable Securities (as defined below) constituting at least eighty percent (80%) in interest of all Registrable Securities then outstanding...”

Series C Certificate Amendments.  The Company is hereby proposing to amend certain sections of the Series C Certificate to be conditioned and effective upon the Series D Closing, and your consent is required to effectuate such amendments.  All of such amendments, together with minor correction changes, are reflected in the Amended and Restated Series C Certificate attached hereto as Annex B (“Restated Certificate”).  Such amendments will become effective, and the Restated Certificate will be filed, immediately prior to, and subject to, the Series D Closing.  Your acknowledgment below will indicate your consent to each of such amendments and your approval of the Restated Certificate.

Such amendments to the Restated Certificate principally consist of the following:

•
Section B is to be amended to provide for a 9% semi-annual cash dividend payable in lieu of the PIK Dividends (as defined in the Series C Certificate) currently payable on the Series C Stock and the participating dividends on the Series C Stock provided for in Sections B(2) and B(3).

•	A new Section B(2) has been added to allow the Company to pay accrued and unpaid dividends in either cash or shares of Common Stock upon a conversion of Series C Stock.

•
Section D(2) is to be amended to change the provision requiring the consent of at least 70% of the holders of shares of Series C Stock for the authorization, creation or issuance of any security or convertible security that is pari passu with, or senior to, the Series C Stock so that it is only applicable with respect to the issuance of a security that is junior to the Series D Stock.

•
Section E(2)(b) is added to provide for the Series C Conversion with the actual number of shares of Series D Stock and additional shares of Series C Stock to be determined in accordance with the analysis enclosed herewith and inserted therein once the Series D Conversion Price (as such term is defined in the Series D Term Sheet) is determined immediately prior to the Series D Closing.  Section E(3)(b) is added to provide for the mechanics of the Series C Conversion.

Your acknowledgement below will constitute your consent and acceptance of the matters described herein.  Accordingly, please sign the copy of this letter enclosed for such purpose in the designated space below and return it to the Company.

Sincerely,

/s/ Marc Panoff
Marc L. Panoff
Chief Financial Officer

Consented and Accepted:

PROMED PARTNERS LP

By:	/s/ Barry Kurokawa
Name: Barry Kurokawa
Title: Managing Director